Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 122,658,061.00	0.0001531	$ 18,778.95
Fees Previously Paid
	Total Transaction Valuation:	$ 122,658,061.00
	Total Fees Due for Filing:			$ 18,778.95
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 15,773.63
	Net Fee Due:			$ 3,005.32
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 11,828,164 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.37 per share, which represents the Registrant's net asset value as of December 31, 2024. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals 0.00015310% of the value of the transaction.

Table 2: Fee Offset Claims and Sources
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-90791	05/29/2024		$ 15,773.63
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		05/29/2024		$ 7,220.39
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		08/29/2024		$ 2,377.55
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		11/27/2024		$ 4,797.00
Fee Offset Sources		Monroe Capital Income Plus Corp	Schedule TO	005-90791		02/28/2025		$ 1,378.69
Explanation of the basis for claimed offset:
[1]	The fee offset claimed, in the amount of $15,773.63 is derived from the filing fee of $7,814.05 paid by the Registrant in connection with the Registrant's Schedule TO-I filed on May 29, 2024, as amended on June 28, 2024 (File No. 005-90791), of which $7,220.39 remained unutilized, a filing fee of $2,377.55 in connection with the Registrant's Schedule TO-I filed on August 29, 2024, as amended on September 30, 2024 (File No. 005-90791), a filing fee of $4,797.00 in connection with the Registrant's Schedule TO-I filed on November 27, 2024, as amended on December 30, 2024 (File No. 005-90791) and a filing fee of $1,378.69 in connection with the Registrant's Schedule TO-I filed on February 28, 2025, as amended on March 31, 2025 (File No. 005-90791).